Exhibit 3.4
Translation from Hebrew.
Only the Hebrew version has a
legal binding effect.
A Company Limited by Shares
Memorandum of Association
of
Gazit-Globe Ltd.
1.	The Company’s name is: In Hebrew:

In English: Gazit-Globe Ltd.

2.	The objects for which the Company is incorporated are:

(i)	To engage in exploration, discovery, production, exploitation and development of oil in Israel and abroad.

(ii)	To engage in distilling, refining, heating, boiling, cooling, separating, condensing oil, blending it with other materials and processing it by any method whatsoever.

(iii)	To conduct business connected with oil, such as storage, manufacture, production, transport, marketing, export, import, trade and brokerage in Israel and abroad.

(iv)	To obtain preliminary permits, licenses and deeds of possession under the Petroleum Law, as well as to obtain authority to engage in oil and gas exploration in various areas and to perform all the activities and actions which may or can be performed by all owners of a preliminary permit, license, title and authority.

(v)	To drill, develop, construct, improve, upgrade, maintain, keep and supervise oil wells, to develop, improve, upgrade, maintain, adjust, keep and supervise oil fields.

(vi)	To construct, build, assemble, expand, improve, upgrade and maintain pumping facilities, stations and rigs, pipe-lines, distilleries, oil storage areas, including tanks, oil supply areas, various types of oil installations, and to keep and supervise them.

(vii)	To buy, lease, rent, and otherwise acquire various types of existing oil installations and to enter into any arrangement with the owners and holders of such installations with respect to the exploitation and utilization thereof.

(viii)	To construct, buy, lease, rent, receive and otherwise acquire, to hold, operate and maintain garages, service and fuel stations, oil trucks and tankers, all other types of machinery, any other types of vehicles whatsoever and any types of transport means and facilities whatsoever and to attend to them.

(ix)	To manage transportation enterprises of any type whatsoever on land, sea or air, as well as to construct, buy, lease, rent and otherwise acquire ports, quays, anchorages, cranes, barges, docks and all types of port facilities, artificial water reservoirs, airplanes, air routes, aircraft depots and airfields.

(x)	To construct, buy, obtain and to otherwise acquire, to lease in any form of lease whatsoever, and to rent in any form of rental whatsoever, tankers, ships, boats, and all types of vessels (hereinafter, collectively: “Vessels”), and all related equipment and furnishings for Vessels, or which might be beneficial for use on Vessels and for transporting on such Vessels, including Vessels operated by others, oil and various types of merchandise and passengers on any sea routes whatsoever, including ports and shores.

(xi)	To buy, construct, purchase, rent and otherwise obtain telephone junctions, wireless communication, telegraph offices and stations of reception, recording and transmission of telegraph, radio and TV, and to hold, operate and maintain them.

(xii)	To engage in the discovery and exploitation of natural resources, including energy and material resources, from “the depth of the earth to the height of the sky”, minerals, underground and underwater strata, waters, seas, lakes, waterways, rivers, wells, springs and pools, whether the water is stagnant or flowing, including energy of light and heat.

(xiii)	To deal in metals, salts, acids, alkalis and other chemicals, elements and compounds, rubber, precious stones and gems, water, electricity and electrical work, radio, leather, paper, glass, wood, stone, various minerals, construction materials and raw materials of all types.

(xiv)	To engage in and breed wild, cultivated and other plants, fruit and vegetables and animals of all types, and all types of foodstuffs.

(xv)	To engage in chemical and petrochemical manufacture and industry, and to construct, erect, expand, improve, maintain and supervise chemical and petrochemical factories and workshops, laboratories, facilities and institutes, and to engage in research and experiments to promote chemical and petrochemical science, as well as to deal with chemical and petrochemical products of all types.

(xvi)	To seek, inspect, examine and endeavor to develop land from which it is possible, or from which in the Company’s opinion it is possible, to produce oil and other natural resources, and for that purpose to finance, organize, cease (sic), equip and send delegations, committees, experts and agents, to prepare, cause or rely on the preparation of any research and experiment programs, tests and reports of any type whatsoever.

(xvii)	To purchase ownership rights and any other rights in land of any type, and to develop it in any way as the Company may deem fit, and particularly consequent to preliminary permits, licenses and deeds of possession under the Petroleum Law.

(xviii)	To hold land in general, and to buy, lease, exchange and purchase rights or benefits in land, buildings, structures, plantations of any type or kind, to erect, construct, improve, renovate, furnish, expand, alter, demolish any building or structure, to sell, lease, exchange or otherwise transfer land, buildings, structures and plantations, all at such terms as the Company shall deem fit.

(xix)	To construct, erect, assemble, expand, improve, upgrade and maintain warehouses, garages and workshops pursuant to the Company’s objects, facilities for the supply of light and heat, facilities for the supply of water, stores, hotels, clubs, synagogues, reading rooms, restaurants, bath-houses, bathing beaches, places of entertainment, parks, residential and other buildings, and any other structure and convenience which the Company shall deem beneficial and necessary to hold and supervise.

(xx)	To purchase in any manner chattels and all kinds of rights or concessions which this Company shall deem good and beneficial for the purpose of its business and for any other purpose whatsoever, as well as to sell, mortgage, lease or transfer such property and rights in any manner whatsoever.

(xxi)	To engage in planning cities, paving roads, pathways, highways and railroads, to construct structures, bridges and buildings, and to improve, upgrade, operate, maintain and keep roads, pathways, highways and railroads, structures, bridges and buildings, to use them and enable others to use them with or without a benefit to the Company.

(xxii)	To request, obtain, purchase, hold, maintain, exploit, sell and transfer permits, licenses, titles, leases and rights and benefits of any type whatsoever, entitling, permitting or enabling the Company to engage in the business in which it is authorized to engage.

(xxiii)	To request, buy or otherwise acquire, and to obtain usage or exploitation rights in all types of patents, rights vis-a-vis patents, invention rights, licenses, protections and concessions (hereinafter, collectively: the “Patent Rights”) which, in the Company’s opinion, could be beneficial to it, as well as to protect them, to extend and renew their validity, as well as to use the Patent rights, to work thereunder, to exploit them and to derive any benefit therefrom, to make any agreements or operations in relation to the use or exploitation, or deriving any benefit whatsoever from the Patent rights, as well as to sell or otherwise transfer the Patent Rights to others and to grant licenses and rights in connection therewith.

(xxiv)	To engage in any scientific, technical and other research and experiments, including in order to upgrade or try to upgrade all inventions and Patent Rights to which the Company shall be entitled, or which it shall purchase or wish to purchase for itself.

(xxv)	To take such action as the Company shall deem fit in order to advertise the Company’s products, especially by advertising in the press and on the radio, and by other means, by way of circulars, by purchasing and erecting works of art, by publishing books and magazines and by awarding prizes and grants.

(xxvi)	To reach any arrangements with the State of Israel, with any other country or with any government or authority, whether supreme, national, local or other, which might assist all or some of the Company’s objects, and to obtain from any country, government or authority rights, grants, rights (sic) or privileges, of whatever kind, as shall be deemed fit by the Company or which in the Company’s opinion could or may be exploited or used, as well as to comply with the terms of the arrangements, concessions, grants, rights or privileges and to work thereunder, to develop, execute and exploit them and to derive benefit therefrom.

(xxvii)	To establish, initiate and organize companies, syndicates or partnerships of any type whatsoever and to assist and support the establishment, initiation or organization of such companies, syndicates or partnerships, with the aim of purchasing and obtaining any asset or liability of the Company, or to promote, directly or indirectly, the achievement of any of the Company’s objects and any other purpose, as the Company shall deem fit, as well as to obtain or otherwise acquire shares, debentures and other securities in any such Company, and to hold them and transfer them to others, as well as to support any such Company or to assist it in any other way.

(xxviii)	To enter into a partnership or any arrangement having the nature of a partnership, cooperation or consolidation of interests with any company or person engaged or interested in, or about to be engaged or interested in the establishment, management or execution of any business or enterprise which the Company is authorized to establish, manage or execute, or to enter into any such partnership or arrangement with respect to any business or enterprise from which the company shall or might derive any benefit, whether the benefit is direct or indirect, as well as to subsidize or assist any person or company whatsoever.

(xxix)	To consolidate or merge with any Company and to arrange and perform all operations and actions (whether by establishing companies or otherwise) necessary or beneficial to the merger or consolidation of the operations of companies, concerns, corporations or industries of any type whatsoever, and to establish concerns to market their products.

(xxx)	In connection with or regarding the Company’s objects, to buy or otherwise acquire, and to undertake any business, whether as a going concern or otherwise, from any person or company, and any property, assets, reputation, rights and liabilities of the owners of such businesses, whether they are connected with or involved in such businesses.

(xxxi)	To borrow and obtain funds and to secure settlement thereof in a manner and on terms as the Company shall deem fit, and in particular by way of issuing debentures, debenture-stock, capital notes and securities of any type whatsoever, bonds, obligations, mortgages and collateral of all types, and for that purpose to mortgage and encumber in any manner whatsoever all or part of the Company’s present and future property, whether chattels or land, including its capital, payment of which has not yet been called for, and any specific property and any of the Company’s rights.

(xxxii)	To lend funds and to grant credit to another or others, in such manner and on such terms as the Company shall deem fit, particularly to the Company’s customers and to those with whom the Company conducts business, and to obtain from those to whom the Company shall lend funds or grant credit or for whom the Company acts as guarantor, any securities as the Company shall deem fit, including mortgages on real estate and chattels, and pledges and other liens, including blanket mortgages, and to repay, exempt or release all such securities at such terms as the Company shall deem fit.

(xxxiii)	To guarantee payment of funds and compliance with agreements with respect to, contracts and undertakings for another or others, and to secure the fulfillment of such guarantees by means of securities (as set forth above) and to release, redeem and settle all such securities.

(xxxiv)	To insure this Company, and all or some of its property, facilities, plants and operations, against any damage, loss, risk or liability.

(xxxv)	To assure the welfare of the Company’s present and past employees, their spouses, families, relatives and dependents, by constructing or participating in the construction of houses and apartments, or by establishing, participating in or contributing to associations and provident funds, institutions, foundations and endowments, or by paying or undertaking to pay for places of study or recreation, hospitals and clinics, or by providing medical treatment or other assistance, or in any other manner as the Company shall deem fit.

(xxxvi)	To invest the Company’s funds that are not immediately required for the Company’s business and to dispose of them in such manner as the Company shall determine from time to time.

(xxxvii)	To sell and otherwise realize the Company’s property and any of its investments; however, the profit obtained thereby shall not be distributed as cash dividend but shall be held in a capital fund or otherwise, and shall be utilized for capital purposes only.

(xxxviii)	To sell or lease, encumber, abandon or otherwise transfer all or part of the Company’s business, wholly or in separate parts, for such a consideration as the Company shall deem fit, and especially in consideration for shares, debentures, securities or collateral of any company whose objects are similar to all or some of the Company’s objects.

(xxxix)	To distribute among its members, in kind or in a similar fashion, all or part of the Company’s property and assets; however, in doing so no deduction resulting in reduction in the Company’s capital shall be allowed, unless such reduction of capital is permitted under the law.

(xl)	To cause and bring about the registration or recognition of the Company in every other country or site in the world and, and, under their laws, to obtain and bring about the enactment of any administrative, legal or other law, legislation, ordinance or order in Israel or any other country in the world that will enable the Company to perform its functions, as well as to take all action that may be required in order to grant this Company rights or privileges anywhere in the world similar to local companies and partnerships.

(xli)	To perform in Israel, and in every other country and site whatsoever in the world, any action which the Company has the right to perform in Israel by virtue of this Memorandum of Association, as well as to perform any of the above actions likely, in the Company’s opinion, to bring about the realization of any of the objects set forth in this Memorandum, or which are likely, in the Company’s opinion, to be beneficial therefor, whether as principal, agent, trustee, contractor or otherwise, and whether the Company alone or together with others.

(xlii)	To make all contracts and agreements and to sign all deeds, documents and papers.

(xliii)	Without derogating from the aforesaid in this Memorandum, to perform the following actions:
(1)	All or some of the actions that were set forth in the Second Addendum to the Companies Ordinance, as it was in effect prior to revocation thereof.

(2)	To raise funds in any manner acceptable to the Company, for the purpose of investments in any field it deems fit, including by way of offering securities to the public.
(xliv)	Nothing in this Memorandum shall derogate from the Company’s and/or its management’s power or the authorities vested therein to perform any action that may be performed pursuant to the provisions of the Companies Ordinance or under any other law.

(xlv)	It is hereby agreed and declared that in this Memorandum of Association the following terms, whether appearing in the Memorandum itself or in the Second Addendum to the Companies Ordinance as it was in effect prior to revocation thereof, shall have the following meanings:

“Person” — including a company.

“Company” — including, in the sense that this term does not relate to the present Company (referred to in this Memorandum of Association as the “Company”) any company, cooperative society, any corporation whatsoever, any political, public or legal entity, partnership or group of persons, whether incorporated or otherwise.

“To attend to” — “to conduct business” — “to engage” — “to perform” — “to act” -including to engage and perform in the function of initiators, founders, erectors, holders, maintainers, assistants, managers, developers, improvers, promoters, manufacturers, renovators, attenders, tenants, quarrymen, miners, pumpers, producers, explorers, owners, landlords, lessors, lessees, buyers, sellers, exchangers, participants, sub-dividers, lienors, pledgees, recipients of a right or benefit, grantors of a right or benefit, merchants, suppliers, marketers, transporters, importers, exporters, commission agent and in any other manner whatsoever.

“Oil” — including oil in any form or composition whatsoever, all types of natural or synthetic gas, and all types of natural or synthetic gasoline, all types of natural or synthetic lubricants, all types of mineral oils, processed hydrocarbons and gigers [sic], asphalt and solid petroleum hydrocarbons and others, tar, wax of all types, petrochemicals of all types, and any product whatsoever containing one or more of these, and anything deriving, produced and manufactured from one or more of these.

“Property” — including land, chattels, existing or future rights and privileges, of any type whatsoever, whether chose in possession or in action, existing or future permits, licenses, holdings and concessions, under the Petroleum Law or any other existing or future law, goodwill and the right to use a name.

(xlvi)	It is hereby agreed and declared that, save in those cases where it is expressly written otherwise, each of the objects and powers contained in each of the sub-Paragraphs in this Paragraph, whether expressly or implied, is a primary object, and independent of all the others, which may not be increased or reduced under any circumstances by drawing conclusions from any other sub-Paragraph in this Paragraph, or from any section whatsoever of the Second Addendum to the Companies Ordinance as it was in effect prior to revocation thereof, or from the Company’s name.

3.	The members’ liability is limited.

4.	The Company’s share capital is NIS 200 million, divided into 200 million ordinary shares of NIS 1.0 par value each.